Exhibit (e) (1)

THIS AGREEMENT is made this 21 day of March 2007

BETWEEN:

(1)
PEGASUS, a public company with limited liability (naamloze vennootschap), incorporated under the laws of The Netherlands, having its registered seat at Amsterdam, and its address at Gustav Mahlerlaan 10 HQ1210, 1082 PP, Amsterdam, The Netherlands ("Pegasus"); and

(2)
ODYSSEUS, a public limited company, incorporated under the laws of England and Wales, having its registered seat at London, and its address at 1 Churchill Place, Canary Wharf, E14 5HP, London, United Kingdom ("Odysseus");

WHEREAS:

A.
In connection with the potential interest of the Parties in a negotiated transaction involving a combination of Pegasus and Odysseus by way of a public offer, a merger, asset transfer or any alternative transaction structure to be determined between the Parties (the "Transaction"), Pegasus and Odysseus are exploring such Transaction, on the basis of the principles as set forth in Annex 1 hereto;

B.
In order to enable Odysseus to make an informed assessment of Pegasus, and in order to enable Pegasus to make an informed assessment of Odysseus, each Party (the "Disclosing Party") may, subject to any restrictions imposed by applicable law, provide the other Party (the "Receiving Party") with information on the condition that the Receiving Party shall have confirmed its agreement with the terms and conditions set forth herein by signing this agreement.

1.	DEFINITIONS AND INTERPRETATION

1.1
In this Agreement the term "Confidential Information" shall include all business, financial, legal, operational and marketing information, or other information of a non-public, confidential or proprietary nature, relating to the Disclosing Party's business, which may be disclosed to the Receiving Party prior to, during or in connection with the Transaction orally or in writing or any other form, including but not limited to notes, analyses, interpretations, compilations, forecasts, studies or other documents prepared by the Receiving Party and its respective agents, representatives (including, but not limited to, outside legal counsel, accountants, consultants and financial advisers) or employees, that contain, reflect or are otherwise based in whole or in part upon such information; the term Confidential Information does not include any information which is:

1.1.1
generally known to the public, provided that such is not the result of any violation by the Receiving Party or any of its Representatives of any of the terms and conditions set forth in this Agreement;

1.1.2
available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its external advisors, unless the Receiving Party knows or should reasonably have known that the information was obtained unlawfully by such other source; or

1.1.3	independently acquired or developed by the Receiving Party, without violating any of the obligations pursuant to this Agreement and without using any of the Confidential Information.

1.2	In this Agreement, a reference to:

1.2.1	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause, paragraph of, or schedule to, this Agreement;

1.2.2	a person includes a reference to a body corporate, association or partnership;

1.2.3
a Receiving Party shall include a reference to its directors, employees and/or representatives (including, but not limited to, lawyers, accountants, consultants and financial advisors) of such Receiving Party or any other person retained by the Receiving Party and involved in the Transaction, who shall hereinafter be referred to as the "Representatives", unless the context indicates otherwise;

1.2.4
a "Related Person" shall mean, in respect of a company, any person or entity directly or indirectly solely or jointly controlling or controlled by that company, any of its group companies, shareholders (excluding the shareholders in Pegasus and Odysseus, respectively), supervisory directors and managing directors, employees, advisers, agents and consultants at any time during the period in which the provisions of this Agreement apply;

1.2.5	a "group company" or "group companies" shall be construed in accordance with Section 2:24b of the Dutch Civil Code.

1.3	The headings in this Agreement are for convenience only and do not affect its interpretation.

2.	CONFIDENTIAL INFORMATION

2.1	During the course of negotiations the Parties may exchange Confidential Information with each other.

2.2
The Receiving Party and its Representatives may use any Confidential Information received hereunder solely for the purpose of the assessment of the Disclosing Party for the purpose of evaluating the Transaction and shall not use the Confidential Information in any other way or for any other purpose.

2.3
The Confidential Information shall be kept secret and confidential and shall not, without the prior written consent of the Disclosing Party and subject to the provisions of this Agreement, be disclosed, either directly or indirectly, by the Receiving Party in any manner whatsoever, in whole or in part.

2.4
The Receiving Party may only disclose Confidential Information to its Representatives who are directly concerned with the assessment of the Disclosing Party for the purpose of evaluating, concluding or completing the Transaction and only to such of the Representatives who need to know the Confidential Information for these purposes. Each Receiving Party shall keep an up-to-date list of all Representatives that are involved in the Transaction. At the request of the Disclosing Party, the Receiving Party shall submit a copy of such list to the Disclosing Party.

2.5
Each Party shall take reasonable steps to ensure that its Representatives are aware of the terms of this Agreement. In addition, each Receiving Party shall ensure that any of its Representatives who receives any Confidential Information adheres to the terms of this Agreement and more specifically Clause 2 as if such Representative were a party hereto instead of the Receiving Party. Each Receiving Party will be responsible for any breach of this Clause 2 by its Representatives.

2.6
In the event that the Receiving Party or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information provided by or on behalf of the other Party, the Receiving Party or its Representatives, as applicable, shall, to the extent legally permissible:

2.6.1	use reasonable efforts to provide the Disclosing Party with prompt written notice of such requirement as soon as practicable after such requirement becomes effective;

2.6.2
use reasonable efforts to provide the Disclosing Party, in advance of any such disclosure, with specific details of the Confidential Information provided by the Disclosing Party to the Receiving Party that the Receiving Party intends to disclose (and the relevant text of any disclosure language itself, if applicable) so that the Disclosing Party may seek a protective order or other appropriate remedy or the Disclosing Party may waive compliance with the terms of this Agreement; and

2.6.3
reasonably cooperate with the Disclosing Party in seeking such a protective order or other confidential treatment for the Confidential Information. In the event such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions hereof and the Receiving Party or any of its Representatives are, upon the advice of outside legal counsel to the Receiving Party, legally compelled to disclose the Confidential Information to any court or tribunal, the Receiving Party and its Representatives may furnish only that portion of the Confidential Information that is, upon the advice of outside legal counsel to the Receiving Party, legally required (provided that the Receiving Party and its Representatives exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information).

3.	CONTACTS WITH COMPETENT AUTHORITIES

3.1
The Parties recognise that, in order to investigate the feasibility of the Transaction, it is essential for the Parties to closely coordinate their approaches to, discussions with, requests for approvals, declarations, licences, orders, consents and waivers from, and submissions and filings with the competent supervisory authorities, regulators and governmental authorities in the jurisdictions in which the Parties conduct their business in relation to the Transaction (each a "Competent Authority", and together the "Competent Authorities"). Therefore, each Party undertakes with the other Party that it shall:

3.1.1
discuss and draw up with the other Party an overview of filings, approvals, declarations, licences, orders, consents and waivers with or from, as the case may be, any Competent Authority that the Parties believe are necessary or reasonably conducive to completing the Transaction, including any aspect thereof (the "Filings"), as well as the time required for preparing and submitting those Filings to the relevant Competent Authorities;

3.1.2
keep the other Party reasonably informed of any discussions between such Party and its lead regulators (which, in relation to Odysseus, shall mean the Competent Authorities in the United Kingdom and in relation to Pegasus, shall mean the Competent Authorities in the Netherlands (each a "Lead Regulator")) in relation to the Transaction, and engage in prior coordination with such other Party as to the timing, contents and manner of any discussions with its Lead Regulators in relation to the Transaction to the extent such is reasonably deemed appropriate and conducive;

3.1.3
keep the other Party reasonably informed of any discussions in relation to the Transaction between such Party and its Competent Authorities in the United States (the "US Authorities"), and engage in prior coordination and consultation with such other Party as to: (i) the timing, contents and manner of any discussions in relation to the Transaction with its US Authorities to the extent such is reasonably deemed appropriate and conducive; and (ii) as to the disclosure to its US Authorities of any Confidential Information;

3.1.4
not approach or initiate discussions with any Competent Authority other than the respective Lead Regulators and the respective US Authorities (each, a "Remaining Competent Authority") in relation to the Transaction, or any aspect thereof, and procure that its Representatives do not contact any Remaining Competent Authority in relation to the Transaction, or any aspect thereof without prior coordination with the other Party as to the timing, contents and manner of such approach or discussions, taking into account such other Party's reasonable requests, and obtain such other Party's prior written approval in relation to the disclosure to any Remaining Competent Authority of any Confidential Information provided by the other Party to such Party;

3.1.5
promptly inform the other Party upon receiving, directly or indirectly, any communication, orally or in writing or in any other form, from any Remaining Competent Authority in relation to the Transaction, and in particular upon receiving, directly or indirectly, any indication from any Remaining Competent Authority in relation to a fact or circumstance that will, or is reasonably expected to, adversely affect the ability of the Parties to complete the Transaction, or any aspect thereof, as envisaged by the Parties.

4.	NON-DISCLOSURE AND ANNOUNCEMENTS

4.1
The disclosure of a Party's possible interest in the Transaction could have a material adverse effect on such Party's or the other Party's business. Accordingly, neither Party shall, and agrees that none of its Representatives shall, without the prior written consent of the other Party, directly or indirectly, disclose or announce to any person or entity (other than to a Representative in accordance with the provisions of Clause 2 (Confidential Information)), the contents of this Agreement, the fact that Confidential Information has been made available in connection with the Transaction, the contents of the discussions that are taking place or have taken place concerning the Transaction or any other potential business relationship between the Parties or any of the terms, conditions or other facts with respect thereto, including the status thereof, nor will either Party make any announcement relating to any of the matters referred to above or of any interest in the Transaction, except as provided in Clause 4.2 below.

4.2
Where any of the parties reasonably determines, after having taken advice from such Party's outside legal counsel and its financial advisers, and acting in good faith, that a disclosure or announcement is required by law, regulations, any rule of any relevant stock exchange, any governmental authority, other authority with relevant powers or court order (the ''Announcing Party") and such Party is not otherwise in breach of this Agreement, the disclosure or announcement shall be made by the Announcing Party, as appropriate in the reasonable opinion of the Announcing Party, after consultation (but without undue delay) between the Parties and taking into account any of the Parties' reasonable requirements as to its timing, contents and manner of making or despatch provided, however, that under no circumstance shall such disclosure or announcement contain references that, directly or indirectly, reveal the identity of the other Party or the terms of any proposal communicated by such Party, including without limitation any financial terms, price or exchange ratio, without such Party's prior written consent.

5.	NO-TALK AND NON-SOLICITATION

5.1
Neither Party shall without the prior written consent of the other Party, initiate any contact (except in relation to discussions regarding the Transaction, with the current members of the Board of Directors of Odysseus and the Management Board and Supervisory Board of Pegasus and other individuals specifically designated by each Party in writing) concerning the Transaction with directors, officers, employees, former employees, shareholders, customers, suppliers, external advisors or joint venture partners of the other Party.

5.2
Each Party agrees that for a period of twelve (12) months following the date of this Agreement, it and its group companies will not, directly or indirectly, solicit for employment or hire any employee of the other Party or any of its group companies with whom the Receiving Party or any of its Representatives has had contact or who became known to such Party or any of its Representatives in connection with such Party's consideration of the Transaction; provided, however, that the foregoing provision will not prevent such Party or its group companies from hiring or soliciting any such employee:

(i)
who responds to a general solicitation of such Party or any of its group companies conducted in the ordinary course of business (including any recruitment efforts conducted by any recruitment agency or pursuant to a bona fide advertisement or recruitment campaign in newspapers, magazines, internet or any other publications) and not directed specifically at the employees of the other Party;

(ii)	with an annual remuneration (including pensions and bonuses) of less than EUR 100,000;

(iii)
if such employee approaches such Party or any of its group companies on an unsolicited basis; if such employee has engaged in discussions in relation to a possible employment or hiring with such Party or its group companies within six months prior to the date of this Agreement and such discussions are continuing at the date of this Agreement; or if notice has been given in relation to termination of the employment of such employee with the other Party or any of its group companies before the date of this Agreement; or

(iv)	following termination of such employee's employment with the other Party without any solicitation or encouragement by such Party or its Related Persons.

6.	EXCLUSIVITY

6.1
Each Party undertakes that, as of the date of this letter until 18 April 2007 or such other date as the Parties may agree in writing, neither it nor any of its Related Persons shall, directly or indirectly, seek, initiate, solicit or encourage, any offer or proposal by any third party with respect to:

(i)
the acquisition by such third party of all or any significant part (with a market value that is at least equal to 5% of the consolidated balance sheet total) of its assets or of any of the shares of such Party or any of its Related Persons; or

(ii)
the issuance to such third party of any shares by such Party or any of its Related Persons except pursuant to the performance by such Party or any of its Related Persons of obligations existing on the date of this Agreement, including obligations arising from outstanding options, conversion rights or similar rights; or

(iii)	any other transaction which could be a material impediment to the Transaction;

(each offer or proposal relating to (i), (ii) or (iii), a "Competing Proposal"); or

(iv)
enter into any agreement or arrangement, have any discussions with (other than as permitted by Clause 6.3), engage in negotiations with, or provide any information to, any third party with respect to any Competing Proposal;

provided that nothing shall prevent either Party from acting in the ordinary course of its investment banking, stockbroking or asset or fund management business. Without prejudice to Clause 6.1, and for the avoidance of doubt, both Parties agree that it is not intended that the exclusivity arrangements set out in this Clause 6 should impair or restrict the conduct of operational activities in the ordinary course of either Party's business in any material respect.

6.2
Each Party warrants and undertakes to the other Party that neither it nor any of its Related Persons is currently engaged in any discussion or negotiations with a third party in relation to any Competing Proposal or has received any offer or request from a third party in relation to any Competing Proposal which it or any of its Related Persons is presently still considering.

6.3
If a Party receives a bona fide unsolicited Competing Proposal from a third party, such Party may, after having taken advice from such Party's outside legal counsel and its financial advisers and acting in good faith, provide information to and/or enter into discussions or negotiations and/or agreements with such third party. However, prior to entering into such negotiations, discussions or agreements with and/or providing information to such third party in any manner, such Party shall first inform the other Party in writing of its intention to do so and confirm that in its reasonable determination, after having taken the steps referred to above, the fiduciary duties of the members of its boards or board may require it to do so. In the event a notice is sent in accordance with the immediately preceding sentence in relation to (i) a Party's intention to provide to a third party information regarding its business of a non-public, confidential or proprietary nature; or (ii) its intention to enter into negotiations with such third party or (iii) its intention to enter into any agreements with such third party, the notice will so specify. For the avoidance of doubt, following receipt by a Party of a bona fide unsolicited indication of interest from a third party, such Party may have contacts with such third party to understand its contents, provided that such Party will promptly inform the other Party if after forty-eight hours following the initial approach by such third party, such contacts are continuing and have not been terminated.

7.	STAND STILL AGREEMENT

7.1
Subject to the terms of Clause 10 (Term and Termination) each Party agrees that it shall not, directly or indirectly, either alone or together with another person, without the prior written consent of the other Party:

(a)
acquire or dispose, or cause, assist or advise another person to acquire or dispose, or enter into an agreement or arrangement (whether legally binding or not) or do or omit to do any act as a result of which it or another person may acquire or dispose, any shares or other securities of the other Party or any derivative products related to any such shares or other securities or any interests in any of them (the "Relevant Securities");

(b)
obtain, or cause another person to obtain, or enter into an agreement or arrangement (whether legally binding or not) or do or omit to do any act as a result of which it or another person may obtain, (i) voting rights attached to shares in the other Party or (ii) control over the exercise of those voting rights;

(c)
make or announce, or cause, assist or advise another person to make or announce, an offer for any Relevant Securities or enter into an agreement or arrangement or do or omit to do any act as a result of which it or another person may become obliged to make or announce an offer for any shares or other securities of the other Party; or

(d)
cause, assist, advise or coordinate with a third party to make or announce an offer for any Relevant Securities while entering into an agreement or arrangements with such third party providing for the sale or transfer of any assets of the other Party to such Party.

In this Clause 7.1 an "offer" means a general, partial, tender or other type of offer including, without limitation, an acquisition, takeover or merger transaction (however effected), reverse takeover, offer by a parent company for shares in its subsidiary, share exchange or any other similar transaction.

7.2
Each Party undertakes not to, directly or indirectly trade in, or in any way encourage any other party to trade in, any Relevant Securities, as long as it has price sensitive information and such actions result or could result in a breach of any applicable law or regulations with respect to abuse of price sensitive information in any jurisdiction.

7.3	Each Party shall procure that each of its Representatives to whom the Confidential Information was disclosed complies with this Clause 7.

7.4
Nothing in this Clause 7 shall prevent either Party or their respective Representatives from acting in the ordinary course of its investment banking, stockbroking or asset or fund management businesses.

7.5	The standstill undertakings of a Party under this Clause 7 will terminate at the earlier of:

7.5.1
the later of: (i) the date three months following the date of this Agreement; and (ii) the date two months following the expiry date of any extension agreed by the Parties of the exclusivity arrangements on the terms provided for in Clause 6 of this Agreement; and (iii) such other date as the Parties may agree in writing;

7.5.2	the occurrence of one or more of the following events:

(a)	the other Party has materially breached Clause 6; or

(b)
the other Party has, in accordance with Clause 6.3, given written notice that it intends to enter into negotiations or agreements with or provide information relating to its business of a non-public, confidential or proprietary nature to a third party that has made a bona fide unsolicited third party proposal of the type as contemplated by Clause 6.3; or

(c)	a third party has indicated in writing, or has publicly announced, its intention to make a bona fide public offer for the shares or other securities of the other Party.

8.	ACTION UPON TERMINATION OF NEGOTIATIONS

8.1	If negotiations for the Transaction are terminated by one of the Parties, each Receiving Party shall, as soon as practicable and on its own initiative and expense:

8.1.1	so far as it is practicable to do so, return all material embodying, or copies of, Confidential Information to the other or destroy such without keeping any copies thereof;

8.1.2	expunge or destroy any Confidential Information from any computer, word processor or other device;

8.1.3	so far as it is practicable to do so, destroy any notes, analyses, compilations, forecasts, studies, interpretations or other documents prepared by it on the basis of the Confidential Information;

provided, however, that the Receiving Party and certain of such Party's advisors shall not be obligated to return, expunge or destroy Confidential Information, or otherwise comply with the provisions of this paragraph 8.1 to the extent otherwise required by: (a) any law, regulation, rule or practice; (b) any internal compliance policy or procedure of a banking or other regulated institution that is implemented pursuant to mandatory law or regulations; or (c) any internal policy or procedure relating to the safeguarding or backup storage of electronic data, provided that the confidentiality provisions of the Agreement shall continue to apply to any information so retained by the Receiving Party or such advisors.

8.2
If negotiations in relation to the Transaction are terminated by one of the parties, each Receiving Parry shall at the request of the Disclosing Party, provide the Disclosing Party with a written statement by it and its Representatives to the effect that to the best of their respective knowledge, information and belief, having made all reasonable enquiries, the obligations under Clauses 8.1.1 to 8.1.3 (inclusive) have been fully complied with, save as otherwise permitted by Clause 8.1.

9.	MISCELLANEOUS

9.1
Unless agreed otherwise in writing, all fees and expenses incurred by the parties in connection with this Agreement and the investigation of the Transaction shall be paid by the party incurring such expense.

9.2
Other than for an attributable breach of this Agreement, Odysseus shall not hold Pegasus, and Pegasus shall not hold Odysseus, liable for any damages suffered or costs incurred, irrespective whether a Transaction is concluded, the reasons for a Transaction not being concluded and/or discussions on a Transaction being terminated.

9.3	Each Party confirms that it is acting as principal on its own account and not as agent or broker for any other person.

9.4
Each Party understands and acknowledges that neither the other Party nor any of its Representatives or Related Persons are (i) under any obligation to provide such Party or any of its Representatives with Confidential Information or (ii) making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information provided to such Party or any of its Representatives. Except to the extent contemplated by the following sentence, neither Party, its Related Persons or Representatives will have any liability to the other Party or any other person resulting from such Party's use of the Confidential Information. Only those representations or warranties that are made in a definitive merger protocol (the "Merger Protocol"), when, as, and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. For purposes of this Agreement, the term "Merger Protocol" does not include an executed letter of intent or any other preliminary, non-binding written agreement, nor does it include any written or verbal offer or acceptance of an offer or bid on the part of any Party or its Representatives.

9.5
Neither the disclosure of any Confidential Information nor anything else in this Agreement will constitute an offer by or on behalf of either Party with respect to any Transaction. Neither Party will be under any obligation to accept any offer or proposal with respect to such Transaction that may be made by or on behalf of the other Party. Without prejudice to the foregoing, neither Party shall have any obligation to accept or otherwise respond to any offer or proposal that may be made in connection with the Transaction, without regard to the contents of such offer or proposal. No contract or agreement providing for a Transaction shall be deemed to exist between the Parties hereto unless and until a Merger Protocol has been mutually executed.

9.6
It is understood and agreed that no failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege hereunder. Except as specifically otherwise set forth herein, neither this paragraph nor any other provision in this Agreement can be waived or amended except by the written consent of the Party against whom such waiver or amendment is sought to be enforced which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment.

9.7
Any assignment of this Agreement by a party without the prior written consent of the other Party shall be void. Notwithstanding the foregoing, without the consent of, but with prior written notice to, the other Party, this Agreement may be assigned by any Party to any person that acquires all or a material portion of the other Party to the extent it relates to such portion of the other Party.

9.8
This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. If any one or more provisions of this Agreement are declared void or otherwise unenforceable, such provisions shall, to the extent permitted by law, be deemed substituted by provisions (a) that are valid, legal and enforceable and (b) the operation and effect of which are as similar as possible to the provisions that they substitute for.

9.9
This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior agreements between the Parties with respect to the subject matter hereof.

10.	TERM AND TERMINATION

10.1
The obligations set forth in this Agreement shall save as specifically provided otherwise expire upon the earliest of (a) the completion of a successful Transaction and (b) the expiry of six (6) months following the date on which the discussions between Pegasus and Odysseus terminate as evidenced by written notice of either Party (such date of expiry being the "Termination Date"); provided that Clauses 2 (Confidential Information) and 4 (Announcements) shall only expire upon the expiry of twelve (12)

months following the Termination Date and furthermore provided that Clauses 9 (Miscellaneous) through 11 (Governing Law and Jurisdiction) (inclusive) shall survive termination and that Confidential Information disclosed under this Agreement shall duly remain confidential.

10.2
Nothing in this Agreement shall prohibit or otherwise prevent the negotiation of a Transaction or, after termination of discussions between the parties, communications between the boards of Pegasus and Odysseus requesting the consideration of further discussions.

11.	GOVERNING LAW AND JURISDICTION

11.1	This Agreement is governed by, and shall be construed in accordance with, the laws of The Netherlands.

11.2
Each of the Parties also hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the competent court (Rechtbank) in Amsterdam, The Netherlands for any actions, suits or proceedings arising out of or relating to this Agreement or the Transaction, without prejudice to the right of appeal and that of appeal to the Supreme Court (Hoge Raad), and agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court.

11.3
Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transaction in the competent court (Rechtbank) in Amsterdam, The Netherlands, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

DULY EXECUTED by the parties on the date first above written:

ABN AMRO HOLDING N.V. (PEGASUS)

Name	Name
Title	Title
Date	Date

BARCLAYS PLC (ODYSSEUS)

Name	Name
Title	Title
Date	Date

Annex 1

Preliminary Parameters Transaction

(i)	The holding company of the combined entity would be a UK incorporated company (PLC) with a primary listing on the London Stock Exchange and secondary listing on Euronext Amsterdam.

(ii)	The new entity would have a UK unitary Board and clear governance and management structures.

(iii)	The first Chairman would be nominated by ABN AMRO and the first Chief Executive Officer would be nominated by Barclays.

(iv)	The head office for the combined entity would be located in Amsterdam.

(v)	Parties will seek the Dutch Central Bank (DNB) to act as lead regulator for the combined entity.